SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): May 19, 2004

BOYD GAMING CORPORATION

(Exact Name of Registrant as Specified in its Charter)

Nevada

(State or Other Jurisdiction of

Incorporation or Organization)

1-12882	88-0242733
(Commission File Number)	(I.R.S. Employer Identification No.)

2950 Industrial Road

Las Vegas, Nevada 89109

(Address of Principal Executive Offices) (Zip Code)

(702) 792-7200

(Registrant’s telephone number,

including area code)

Item 2. Acquisition or Disposition of Assets.

On May 19, 2004, pursuant to that certain definitive Partnership Interest Purchase Agreement (the “Agreement”), entered into as of January 20, 2004, by and among Boyd Gaming Corporation (the “Company”), Boyd Shreveport, L.L.C., Boyd Red River, L.L.C., Harrah’s Shreveport/Bossier City Investment Company LLC (“Shreveport Investment”), Harrah’s Bossier City Investment Company, LLC (together with Shreveport Investment, “Sellers”), and Red River Entertainment of Shreveport Partnership in Commendam (the “Partnership”), the Company acquired all of the outstanding limited and general partnership interests of the Partnership (the “Partnership Interests”). The Partnership owns a hotel and casino located in Shreveport, Louisiana, formerly known as Harrah’s Shreveport Hotel and Casino. Following the completion of the acquisition the Company renamed the property Sam’s Town Shreveport, and will continue to operate the property under that name.

Pursuant to the terms of the Agreement, the Company acquired the Partnership Interests from the Sellers for approximately $190 million. The Company financed the acquisition through availability under its existing credit facility and from a portion of the net proceeds obtained in connection with the sale of the Company’s 6.75% Senior Subordinated Notes due 2014 which closed on April 15, 2004.

The amount of the consideration paid by the Company for the Partnership Interests was determined in arm’s-length negotiations between the parties to the Agreement, and the terms of the Agreement were approved by all of such parties.

The foregoing description of the Agreement does not purport to be complete and is qualified in its entirety by the terms of the Agreement filed as Exhibit 2.1 to the Company’s Current Report on Form 8-K filed with the Commission on January 22, 2004 and incorporated herein by reference.

Item 7. Financial Statements and Exhibits.

(a) Not applicable.

(b) Not applicable.

(c) Exhibits.

Exhibit Number
2.1	Partnership Interest Purchase Agreement, dated as of January 20, 2004, by and among Harrah’s Shreveport/Bossier City Investment Company LLC, Harrah’s Bossier City Investment Company, LLC, Red River Entertainment of Shreveport Partnership in Commendam, Boyd Shreveport, L.L.C., Boyd Red River, L.L.C. and Boyd Gaming Corporation, incorporated by reference to Boyd Gaming Corporation’s Current Report on Form 8-K, filed with the Commission on January 22, 2004.

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BOYD GAMING CORPORATION

Date: May 27, 2004	/s/ Ellis Landau
Ellis Landau
Executive Vice President and Chief Financial Officer

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Index to Exhibits

Exhibit	Description
2.1	Partnership Interest Purchase Agreement, dated as of January 20, 2004, by and among Harrah’s Shreveport/Bossier City Investment Company LLC, Harrah’s Bossier City Investment Company, LLC, Red River Entertainment of Shreveport Partnership in Commendam, Boyd Shreveport, L.L.C., Boyd Red River, L.L.C. and Boyd Gaming Corporation, incorporated by reference to Boyd Gaming Corporation’s Current Report on Form 8-K, filed with the Commission on January 22, 2004.

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